Exhibit 99.1

Contacts:

Investors	Media
Julie Wood	Monique Greer
Vice President, Investor Relations	WeissComm Partners
510-597-6505	206-420-9864
Onyx Pharmaceuticals Names N. Anthony Coles, M.D. as
President, Chief Executive Officer and Member of its Board of Directors
Emeryville, CA — February 26, 2008 — Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today announced that it has appointed N. Anthony Coles, M.D., president, chief executive officer and a member of the company’s board of directors, effective March 31, 2008. Dr. Coles succeeds Hollings C. Renton, who announced his retirement plans last October. Mr. Renton is retiring as president, chief executive officer, chairman and member of the Onyx Board of Directors on the same date.
“Tony is the ideal person to lead Onyx as we build on the success of Nexavar,” said Mr. Renton, president, chief executive officer, and chairman of Onyx. “He is a proven leader with a track record of success in building commercial teams and working with corporate collaborators to maximize product opportunities. His extensive executive and operations-based background will be a major contributor to driving value for Onyx, and we are delighted that he will be joining the company.”
“It is an honor and a privilege to be joining Onyx at this exciting time in the company’s history,” said Dr. Coles. “I believe the Nexavar franchise holds tremendous commercial growth potential and further clinical promise. Together with Onyx’s talented employees and strong partner, Bayer, we intend to bring the unique benefits of Nexavar to cancer patients around the globe. Through this and other initiatives, we look forward to achieving our goals and building sustainable long-term value for stockholders.”
“The members of the Onyx board welcome Tony and thank Hollings for his dedicated leadership over the last 15 years,” said Wendell Wierenga, Ph.D., a member of the Onyx board and chairman of the nominating and governance committee. “During Hollings’ tenure, Nexavar was discovered, developed, approved in two indications, and successfully launched. On behalf of the company, we appreciate his vision and success commercializing this promising new cancer therapeutic.”
Most recently Dr. Coles was president, chief executive officer, and a member of the board of directors of NPS Pharmaceuticals, Inc., a biotechnology company focused on the discovery and development of novel therapeutics. Before joining NPS Pharmaceuticals in 2005, Dr. Coles was senior vice president of commercial operations at Vertex Pharmaceuticals Incorporated, which

Onyx Names N. Anthony Coles, M.D. as President, Chief Executive Officer and Member of its
Board of Directors
February 26, 2008

he joined in 2002. Beginning in 1996, Dr. Coles held a number of executive positions while at Bristol-Myers Squibb Company, including senior vice president of strategy and policy; senior vice president of marketing and medical affairs, neuroscience/infectious diseases/dermatology; vice president, Western area sales cardiovascular and metabolic business unit for U.S. primary care; and vice president, cardiovascular global marketing. From 1992 until 1996, Dr. Coles was at Merck & Co., Inc., most recently as vice president of the hypertension and heart failure business group.
Dr. Coles earned his M.D. degree from Duke University. Subsequent to completing his internship and residency at Massachusetts General Hospital, Dr. Coles was a cardiovascular research fellow at Harvard Medical School. He also holds a master’s degree in public health from Harvard University and an undergraduate degree from Johns Hopkins University. Dr. Coles currently serves as a trustee for Johns Hopkins University and Boston Medical Center, and as a director of FoldRx Pharmaceuticals, Inc.
About Onyx Pharmaceuticals, Inc.
Onyx Pharmaceuticals, Inc. is a biopharmaceutical company committed to improving the lives of people with cancer by changing the way cancer is treatedTM. The company, in collaboration with Bayer HealthCare Pharmaceuticals, Inc., is developing and marketing Nexavar®, a small molecule drug. Nexavar is currently approved for the treatment of advanced kidney cancer and liver cancer. Additionally, Nexavar is being investigated in several ongoing trials in non-small cell lung cancer, melanoma, breast cancer, and other cancers. For more information about Onyx, visit the company’s website at www.onyx-pharm.com.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include, without limitation, statements regarding Dr. Coles’ anticipated contributions to Onyx, the progress and results of the clinical development, regulatory processes, and commercialization efforts of Nexavar. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission under the heading “Risk Factors” and Onyx’s Quarterly Reports on Form 10-Q for a more detailed description of such factors. Readers are cautioned not to place undue reliance on forward-looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.
Nexavar® (sorafenib) tablets is a registered trademark of Bayer HealthCare Pharmaceuticals, Inc.
###